Exhibit 99.1

TriNet Announces Fourth Quarter, Fiscal Year 2014 Results

25% Growth in Total Revenues and 4% Growth in Net Service Revenues for the Fourth Quarter

33% Growth in Total Revenues and 21% Growth in Net Service Revenues for the Full Year

25% Increase in Worksite Employees (WSEs), to 288,000

SAN LEANDRO, Calif. — March 3, 2015 — TriNet Group, Inc. (NYSE: TNET), a leading provider of a comprehensive human resources solution for small to medium-sized businesses, today announced financial results for the fourth fiscal quarter and year ended December 31, 2014.

Fourth quarter highlights include:

•	Total revenues increased 25% to $603.7 million and Net Service Revenues increased 4% to $126.9 million from the same period last year.
•	Total WSEs at December 31, 2014 increased 25% from December 31, 2013, to approximately 288,000.
•	Net income was $7.0 million, or $0.10 per diluted share, compared to net income of $6.0 million, or $0.11 per diluted share, in the same period last year.
•

Adjusted Net Income was $19.2 million, or $0.26 per diluted share on a pro forma basis, compared to Adjusted Net Income of $17.1 million, or $0.24 per diluted share on a pro forma basis, in the same period last year.

•	Adjusted EBITDA was $40.1 million, an 8% decrease from the same period last year.

Full year highlights include:

•	Total revenues increased 33% to $2.2 billion and Net Service Revenues increased 21% to $507.2 million from fiscal 2013.
•	Net income was $15.5 million, or $0.22 per diluted share, compared to net income of $13.1 million, or $0.24 per diluted share, in fiscal 2013.
•

Adjusted Net Income for fiscal 2014 was $74.4 million, or $1.03 per diluted share on a pro forma basis, compared to Adjusted Net Income of $57.5 million, or $0.81 per diluted share on a pro forma basis, in fiscal 2013.

•	Adjusted EBITDA was $165.3 million, a 22% increase from the same period last year.

“Capitalizing on the tremendous market opportunity, we leveraged our vertical go-to-market strategy to achieve a 25% organic increase in our WSE base,” said Burton M. Goldfield, TriNet’s President and CEO.  “Our differentiated bundled HR products continue to resonate with a broad range of companies as we grow our salesforce and deepen our presence within our target verticals.   Based on our strong momentum in the market and with January firmly in the books, we remain confident in our business outlook and believe we can achieve Net Service Revenue growth in excess of 15% for 2015.”

Mr. Goldfield added, “Notwithstanding strong fundamentals in our underlying business, our Q4 Net Insurance Service Revenues were below our estimate as a result of higher than expected large medical claims. We are working closely with our health insurance partners to identify these large claims earlier in the process to improve our ability to more accurately forecast our Net Insurance Services Revenues.”

Results for the fourth quarter of 2014 reflect a net increase of 15,466 WSEs, representing 6% growth since September 30, 2014, as TriNet continued to leverage its growing salesforce to increase penetration of targeted customer verticals.  TriNet’s total revenues for the fourth quarter of 2014 increased 25% from the fourth quarter of 2013 to $603.7 million, while Net Service Revenues increased 4% from the fourth quarter of 2013 to $126.9 million.  Net Service Revenues consisted of professional service revenues of $90.1 million and Net Insurance Service Revenues of $36.8 million.  Net Insurance Service Revenues consisted of insurance service revenues of $513.6 million, less insurance costs of $476.8 million.  Professional service revenues for the fourth quarter of 2014 increased 18% and Net Insurance Service Revenues decreased 19% from the fourth quarter of 2013. TriNet ended the fourth quarter with 385 Total Sales Representatives, up from 300 at the end of the fourth quarter of 2013.

Results for full year 2014 reflect an increase of 57,109 WSEs, to a total of 288,312 WSEs as of December 31, 2014, representing 25% growth since December 31, 2013.  TriNet’s total revenues increased 33% to $2.2 billion, while Net Service Revenues increased 21% to $507.2 million for the full year.   Net Service Revenues consisted of professional service revenues of $342.1 million and Net Insurance Service Revenues of $165.1 million.  Net Insurance Service Revenues consisted of insurance service revenues of $1.9 billion, less insurance costs of $1.7 billion.  Professional service revenues increased 26% and Net Insurance Service Revenues increased 14% over the full year of 2013.

At December 31, 2014, TriNet had cash and equivalents of $134.3 million and total debt of $544.9 million.

Earnings Conference Call and Audio Webcast

TriNet will host a conference call at 2:00 p.m. PT (5:00 p.m. ET) today to discuss its quarterly and annual results and provide annual financial guidance for 2015. TriNet encourages participants to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. To pre-register, go to: http://dpregister.com/10058919. For those who would like to join the call but have not pre-registered, they can do so by dialing +1 (412) 902-6510 and requesting the “TriNet Conference Call.”  The live webcast of the conference call can be accessed on the Investor Relations section of TriNet’s website at http://investor.trinet.com. A replay of the webcast will be available on this site for approximately one year. A telephonic replay will be available for one week following the conference call at +1 (412) 317-0088 conference ID: 10058919.

About TriNet

TriNet is a leading provider of a comprehensive human resources solution for small to medium-sized businesses, or SMBs. We enhance business productivity by enabling our clients to outsource their human resources, or HR, function to one strategic partner and allowing them to focus on operating and growing their core businesses. Our HR solution includes services such as payroll processing, human capital consulting, employment law compliance and employee benefits, including health insurance, retirement plans and workers compensation insurance. Our services are delivered by our expert team of HR professionals and enabled by our proprietary, cloud-based technology platform, which allows our clients and their employees to efficiently conduct their HR transactions anytime and anywhere. For more information, please visit http://www.trinet.com.

Use of Non-GAAP Financial Measures

Reconciliations of non-GAAP financial measures to TriNet’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “Non-GAAP Financial Measures.”

Forward-Looking Statements

This press release contains, and statements made during the above referenced conference call will contain, forward-looking statements including, among other things, TriNet’s expectations regarding the growth of its salesforce and its customer base; its ability to generate returns through penetration of the SMB market; and future total revenues, Net Service Revenues, professional service revenues, insurance service revenues, insurance costs, Net Insurance Service Revenues, expenses, net income, Adjusted Net Income and Adjusted EBITDA. These statements are not guarantees of future performance, but are based on management’s expectations as of the date hereof and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include: risks associated with the market acceptance of outsourcing the HR function, and the anticipated benefits associated with the use of a bundled HR solution; our ability to continue to expand our direct sales force and the efficacy of our sales and marketing efforts; our ability to gain new clients, and our clients’ ability to grow and gain more employees; our ability to effectively acquire and integrate new businesses; the effects of seasonal trends on our results of operations; the unpredictable nature of our costs and operating expenses, in particular our insurance costs; changes to and our ability to comply with laws and regulations, including both those applicable to the co-employment relationship as well as those applicable to our clients’ businesses and their employees; the implementation of the Patient Protection and Affordable Care Act, as modified by the Health Care and Education Reconciliation Act, and its application to the co-employer relationship; our ability to effectively manage our growth; the effects of increased competition and our ability to compete effectively; and our ability to comply with the restrictions of our credit facility and meet our debt obligations.

Further information on risks that could affect TriNet’s results is included in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q filed with the Commission on November 6, 2014, which could cause actual results to vary from expectations. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.

Contacts:
Investors:	Media:
Alex Bauer	Jock Breitwieser
TriNet	TriNet
Investorrelations@TriNet.com	Jock.Breitwieser@TriNet.com
(510) 875-7201	(510) 875-7250

TriNet, Ambitions Realized and the TriNet logo are registered trademarks of TriNet.

TriNet Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Professional service revenues	$90,075	$76,420	$342,074	$272,372
Insurance service revenues	513,587	405,236	1,851,457	1,371,903
Total revenues	603,662	481,656	2,193,531	1,644,275
Costs and operating expenses:
Insurance costs	476,779	359,992	1,686,315	1,226,585
Cost of providing services (exclusive of depreciation and amortization of intangible assets)	34,004	32,619	134,256	106,661
Sales and marketing	35,772	29,796	139,997	109,183
General and administrative	13,141	12,634	53,926	52,455
Systems development and programming costs	6,866	4,808	26,101	19,948
Amortization of intangible assets	12,743	15,443	52,302	51,369
Depreciation	4,118	2,829	13,843	11,737
Total costs and operating expenses	583,423	458,121	2,106,740	1,577,938
Operating income	20,239	23,535	86,791	66,337
Other income (expense):
Interest expense and bank fees	(5,019)	(13,633)	(54,193)	(45,724)
Other, net	221	162	478	471
Income before provision for income taxes	15,441	10,064	33,076	21,084
Provision for income taxes	8,430	4,057	17,579	7,937
Net income	$7,011	$6,007	$15,497	$13,147
Net income per share:
Basic	$0.10	$0.11	$0.24	$0.26
Diluted	$0.10	$0.11	$0.22	$0.24
Weighted average shares:
Basic	69,678,331	14,907,457	56,160,539	12,353,047
Diluted	73,252,127	17,338,044	59,566,773	15,731,807

TriNet Group, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	December 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$134,341	$94,356
Restricted cash	14,543	15,267
Prepaid income taxes	26,711	3,331
Deferred income taxes	—	68
Prepaid expenses	9,336	7,849
Deferred loan costs and other current assets	4,271	5,238
Worksite employee related assets	1,635,136	772,437
Total current assets	1,824,338	898,546
Workers compensation receivable	31,905	25,381
Restricted cash and investments	69,447	36,968
Property and equipment, net	32,298	25,690
Goodwill	288,857	288,857
Other intangible assets, net	81,718	134,020
Deferred income taxes	7,184	1,000
Deferred loan costs and other assets	12,017	24,276
Total assets	$2,347,764	$1,434,738
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$12,273	$7,315
Accrued corporate wages	29,179	26,264
Deferred income taxes	65,713	16,535
Current portion of notes payable and borrowings under capital leases	20,738	6,669
Other current liabilities	10,303	9,078
Worksite employee related liabilities	1,630,555	767,624
Total current liabilities	1,768,761	833,485
Notes payable and borrowings under capital leases, less current portion	524,412	812,208
Workers compensation liabilities	75,448	45,309
Deferred income taxes	—	8,888
Other liabilities	4,902	5,210
Total liabilities	2,373,523	1,705,100
Commitments and contingencies
Series G convertible preferred stock, $.0001 per share stated value (aggregate liquidation preference of $59,306); no shares authorized, issued and outstanding at December 31, 2014; 5,391,441 shares authorized, issued and outstanding at December 31, 2013	—	59,059
Series H convertible preferred stock, $.0001 per share stated value (aggregate liquidation preference of $60,000); no shares authorized, issued and outstanding at December 31, 2014; 4,124,986 shares authorized, issued and outstanding at December 31, 2013	—	63,819
Stockholders’ deficit:
Preferred stock, $.000025 per share stated value; 20,000,000 shares authorized; no shares issued and outstanding at December 31, 2014 and 2013	—	—
Common stock, $.000025 per share stated value; 750,000,000 shares authorized at December 31, 2014; 69,811,326 and 15,259,540 shares issued and outstanding at December 31, 2014 and 2013	442,682	74,160
Accumulated deficit	(468,127)	(467,209)
Accumulated other comprehensive loss	(314)	(191)
Total stockholders’ deficit	(25,759)	(393,240)
Total liabilities and stockholders’ deficit	$2,347,764	$1,434,738

TriNet Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2014	2013
Operating activities
Net income	$15,497	$13,147
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	84,403	73,838
Deferred income taxes	43,842	(6,680)
Stock-based compensation	10,960	6,113
Excess tax benefit from equity incentive plan activity	(9,663)	(15,610)
Accretion of workers compensation and leases fair value adjustment	(1,090)	(1,427)
Changes in operating assets and liabilities:
Restricted cash	(6,880)	(6,118)
Prepaid expenses and other current assets	(7,389)	(7,723)
Workers compensation receivables	(5,413)	9,876
Other assets	8,004	4,052
Accounts payable	5,212	976
Income tax payable/receivable	(21,448)	6,394
Other current liabilities	7,449	13,186
Other liabilities	30,122	4,149
Worksite employee related assets	(862,699)	(304,265)
Worksite employee related liabilities	862,931	310,813
Net cash provided by operating activities	153,838	100,721
Investing activities
Acquisition of businesses	–	(194,998)
Purchase of debt securities	(24,875)	(7,750)
Purchase of property and equipment	(20,552)	(10,690)
Proceeds from sale and maturity of debt securities	–	1,000
Net cash used in investing activities	(45,427)	(212,438)
Financing activities
Proceeds from issuance of common stock, net of issuance costs	217,796	–
Proceeds from issuance of common stock on exercised options	2,193	7,109
Proceeds from issuance of common stock for employee stock purchase plan	3,393	–
Excess tax benefit from equity incentive plan activity	9,663	15,610
Borrowings under notes payable	–	970,000
Repayment of notes payable	(273,550)	(451,679)
Payment of debt issuance costs	(11,060)	(25,697)
Payments of special dividend	–	(357,582)
Repayments under capital leases	(306)	(778)
Repurchase of common stock	(16,440)	(14,606)
Net cash (used in) provided by financing activities	(68,311)	142,377
Effect of exchange rate changes on cash and cash equivalents	(115)	(53)
Net increase in cash and cash equivalents	39,985	30,607
Cash and cash equivalents at beginning of period	94,356	63,749
Cash and cash equivalents at end of period	$134,341	$94,356

Key Operating Metrics

We regularly review certain key operating metrics to evaluate growth trends, measure our performance and make strategic decisions. Our key operating metrics were as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
Key Operating Metrics:	2014	2013	2014	2013
Net Insurance Service Revenues (in thousands)	$36,808	$45,244	$165,142	$145,318
Net Service Revenues (in thousands)	$126,883	$121,664	$507,216	$417,690
Total WSEs	288,312	231,203	288,312	231,203
Total Sales Representatives	385	300	385	300

Non-GAAP Financial Measures

We use Net Insurance Service Revenues, Net Service Revenues, Adjusted EBITDA, Adjusted Net Income and, in 2014, pro forma Adjusted Net Income per share – diluted to provide an additional view of our operational performance. Net Insurance Service Revenues, Net Service Revenues, Adjusted EBITDA, Adjusted Net Income and pro forma Adjusted Net Income per share – diluted are financial measures that are not prepared in accordance with GAAP. We define Net Insurance Service Revenues as insurance service revenues less insurance costs, which include the premiums we pay to insurance carriers for the health and workers compensation insurance coverage provided to our clients and WSEs and the reimbursements we pay to the insurance carriers for claim payments within our insurance deductible layer. We define Net Service Revenues as the sum of professional service revenues and Net Insurance Service Revenues. We define Adjusted EBITDA as net income (loss), excluding the effects of our income tax provision (benefit), interest expense, depreciation, amortization of intangible assets, stock-based compensation expense and, in 2014, the expenses of the registered secondary offering of our common stock that was completed in September 2014. We define Adjusted Net Income as net income (loss), excluding the effects of stock-based compensation, amortization of intangible assets, non-cash interest expense and, in 2014, a debt prepayment premium paid in connection with the repayment of our second lien debt facility using proceeds from our initial public offering, as well as the expenses of the registered secondary offering of our common stock that was completed in September 2014 and the income tax effect of these pre-tax adjustments at our effective tax rate. In 2014, the effective tax rate is adjusted to 39.5% to exclude income tax on non-deductible stock-based compensation and discrete items including the cumulative effect of state law changes. Non-cash interest expense represents amortization and write-off of our debt issuance costs and, in 2014, a debt prepayment premium. We define pro forma Adjusted Net Income per share – diluted as Adjusted Net Income per basic share adjusted to reflect our equity structure as if our initial public offering and associated conversion of preferred stock had occurred at the beginning of the period and all option exercises that occurred during the period occurred at the beginning of the period, and then giving effect to all remaining potential shares of common stock issuable upon exercise of options or settlement of restricted stock units, to the extent dilutive.

We believe that the use of Net Insurance Service Revenues provides useful information as it presents a measure of revenues from our provision of insurance services to our clients that eliminates the cost to us of that insurance. We believe that Net Service Revenues provides a useful measure of total revenues for the two main components of our revenues calculated on a consistent basis. We believe that the use of Adjusted EBITDA, Adjusted Net Income and pro forma Adjusted Net Income per share – diluted provides additional period-to-period comparisons and analysis of trends in our business, as they exclude certain one-time and non-cash expenses. We believe that Net Insurance Service Revenues, Net Service Revenues, Adjusted EBITDA, Adjusted Net Income, and pro forma Adjusted Net Income per share – diluted are useful for our stockholders and board of directors by helping them to identify trends in our business and understand how our management evaluates our business. We use Net Insurance Service Revenues, Net Service Revenues, Adjusted EBITDA, Adjusted Net Income and pro forma Adjusted Net Income per share – diluted to monitor and evaluate our operating results and trends on an ongoing basis and internally for operating, budgeting and financial planning purposes, in addition to allocating our resources to enhance the financial performance of our business and evaluating the effectiveness of our business strategies. We also use Net Service Revenues and Adjusted EBITDA in determining the incentive compensation for management.

Net Insurance Service Revenues, Net Service Revenues, Adjusted EBITDA, Adjusted Net Income and pro forma Adjusted Net Income per share – diluted are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. As non-GAAP measures, Net Insurance Service Revenues, Net Service Revenues, Adjusted EBITDA, Adjusted Net Income and pro forma Adjusted Net Income per share – diluted have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. In particular:

• Net Insurance Service Revenues and Net Service Revenues are reduced by the insurance costs that we pay to the insurance carriers;

• Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

• Adjusted EBITDA does not reflect the amounts we paid in taxes or other components of our tax provision;

• Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

• Adjusted EBITDA and Adjusted Net Income do not reflect changes in, or cash requirements for, our working capital needs;

• Adjusted EBITDA and Adjusted Net Income do not reflect the expenses we incurred in connection with the registered offering of our common stock during the third quarter of 2014;

• Adjusted EBITDA, Adjusted Net Income and pro forma Adjusted Net Income per share – diluted do not reflect the non-cash component of employee compensation;

• Although depreciation and amortization of intangible assets are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

• Other companies in our industry may calculate these measures or similar measures differently than we do, limiting their usefulness as a comparative measure.

Because of these limitations, you should consider Net Insurance Service Revenues, Net Service Revenues, Adjusted EBITDA, Adjusted Net Income and pro forma Adjusted Net Income per share – diluted alongside other financial performance measures, including total revenues, net income (loss) and our financial results presented in accordance with GAAP.

The table below sets forth a reconciliation of GAAP insurance service revenues to Net Insurance Service Revenues:

	Three months ended		Change		Year Ended		Change
	December 31,		2014 vs. 2013		December 31,		2014 vs. 2013
	2014	2013	$	%	2014	2013	$	%
	(in thousands, except percentages)
Insurance service revenues	$513,587	$405,236	$108,351	27%	$1,851,457	$1,371,903	$479,554	35%
Less: Insurance costs	476,779	359,992	116,787	32%	1,686,315	1,226,585	459,730	37%
Net Insurance Service Revenues	$36,808	$45,244	$(8,436)	(19%)	$165,142	$145,318	$19,824	14%

The table below sets forth a reconciliation of GAAP total revenues to Net Service Revenues:

	Three months ended		Change		Year Ended		Change
	December 31,		2014 vs. 2013		December 31,		2014 vs. 2013
	2014	2013	$	%	2014	2013	$	%
	(in thousands, except percentages)
Total revenues	$603,662	$481,656	$122,006	25%	$2,193,531	$1,644,275	$549,256	33%
Less: Insurance costs	476,779	359,992	116,787	32%	1,686,315	1,226,585	459,730	37%
Net Service Revenues	$126,883	$121,664	$5,219	4%	$507,216	$417,690	$89,526	21%

The table below sets forth a reconciliation of GAAP net income to Adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in thousands)
Net income	$7,011	$6,007	$15,497	$13,147
Provision for income taxes	8,430	4,057	17,579	7,937
Stock-based compensation	2,709	1,753	10,960	6,113
Interest expense and bank fees	5,019	13,633	54,193	45,724
Depreciation	4,118	2,829	13,843	11,737
Amortization of intangible assets	12,743	15,443	52,302	51,369
Secondary offering costs	87	-	945	-
Adjusted EBITDA	$40,117	$43,722	$165,319	$136,027

The table below sets forth a reconciliation of GAAP net income to Adjusted Net Income:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in thousands)
Net income	$7,011	$6,007	$15,497	$13,147
Effective income tax rate adjustment	2,331	-	4,514	-
Stock-based compensation	2,709	1,753	10,960	6,113
Amortization of intangible assets	12,743	15,443	52,302	51,369
Non-cash interest expense	792	1,135	21,880	13,577
Debt prepayment premium	-	-	3,800	-
Secondary offering costs	87	-	945	-
Income tax impact of pre-tax adjustments at 39.5%	(6,451)	(7,241)	(35,506)	(26,750)
Adjusted Net Income	$19,222	$17,097	$74,392	$57,456

The table below sets forth a reconciliation of GAAP weighted average shares of common stock – basic to pro forma weighted average shares of common stock - diluted and Adjusted Net Income per share – diluted as if the equity structure had been in place at the beginning of the periods presented:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in thousands, except per share amount)
GAAP Weighted average shares of common stock - basic	69,678	14,907	56,161	12,353
Effect of IPO, conversion of preferred stock and exercise of stock options during the period included above	(295)	(73)	(41,082)	(1,657)
Adjustments as if the equity structure had occurred at the beginning of the periods:
Conversion of preferred stock	–	38,066	38,066	38,066
Common stock issued in connection with IPO	–	15,000	15,000	15,000
Common stock issued in connection with stock-based compensation	428	425	1,486	4,550
Dilutive effect of outstanding stock options and restricted stock units	3,465	2,785	2,762	2,397
Pro forma weighted average shares of common stock - diluted	73,276	71,110	72,393	70,709

Adjusted Net Income	$19,222	$17,097	$74,392	$57,456
Pro forma Adjusted Net Income per share - diluted	$0.26	$0.24	$1.03	$0.81